UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of report (Date of earliest event reported) November 18, 2005
AT&T CORP.
(Exact Name of Registrant as Specified in Charter)

New York	1-1105	13-4924710

(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
Incorporation)

	One AT&T Way, Bedminster, New Jersey	07921

	(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code (908) 221-2000

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.
On November 18, 2005, AT&T Corp. (the “Company”) announced that the merger (the “Merger”) of Tau Merger Sub Corporation (“Merger Sub”), a wholly owned subsidiary of AT&T Inc. (formerly SBC Communications Inc., “New AT&T”), with and into the Company was consummated in accordance with the Agreement and Plan of Merger, dated as of January 30, 2005, among the Company, New AT&T and Merger Sub (the “Merger Agreement”). Pursuant to the terms of the Merger Agreement, each outstanding share of the Company’s common stock was exchanged for 0.77942 shares of New AT&T common stock. New AT&T issued approximately 632 million shares to former shareholders of the Company, giving them an approximate 16% stake in New AT&T. In addition, the Company paid a special dividend of $1.30 per share to holders of its common stock immediately prior to the effective time of the Merger. Based on the closing price of $24.17 per share of New AT&T’s common stock on the New York Stock Exchange on November 17, 2005, the last trading day before the closing of the Merger, the aggregate value of the consideration paid to former shareholders of the Company in connection with the Merger was approximately $15.3 billion. With the close of the transaction, the Company became a wholly owned subsidiary of New AT&T and the common shares of the Company, which traded under the symbol “T”, ceased to be listed on the New York Stock Exchange. The description of the Merger contained in this Item 2.01 does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is incorporated by reference as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 5.01. Change in Control of Registrant.
Upon the closing of the Merger on November 18, 2005, a change in control of the Company occurred. Pursuant to the terms of the Merger Agreement, each outstanding share of the Company’s common stock was exchanged for 0.77942 shares of New AT&T common stock. With the closing of the Merger, the Company became a wholly owned subsidiary of New AT&T. The Merger and the closing of the Merger are described more fully in Item 2.01 above.
Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
On November 23, 2005, the Company filed with the Secretary of State of the State of New York an amended and restated Certificate of Incorporation. A copy of the Restated Certificate of Incorporation is included as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 8.01. Other Events.
On November 18, 2005, New AT&T announced that, contingent upon the closing of the Merger (which closed later on November 18, 2005), it would unconditionally and irrevocably guarantee the payment of interest and principal for the Euro notes of the Company due November 21, 2006, with a coupon rate of 6.00% effective November 21, 2005 and an original coupon rate of 6.00%. The current principal amount outstanding on this issue is Euro 721,229,000 which, based on November 17, 2005 exchange rates, is equivalent to approximately U.S. $845,000,000. Based on the current coupon rate for this issue and November 17, 2005 exchange rates, the maximum potential amount of future interest payments would be approximately U.S. $50,700,000.
The foregoing summary of the Guarantee does not purport to be complete and is subject to and qualified in its entirety by reference to the text of such Guarantee. A copy of the Guarantee is included as Exhibit 99.1 to this Current Report and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.
Exhibits.

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated as of January 30, 2005, among AT&T Corp., SBC Communications Inc. and Tau Merger Sub Corporation (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on February 2, 2005)

3.1	Restated Certificate of Incorporation of AT&T Corp., filed with the Secretary of State of the State of New York on November 23, 2005

99.1	Guarantee by AT&T Inc. of certain obligation of AT&T Corp.

Signature
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AT&T Corp.

Date: November 23, 2005	By:	/s/Robert S. Feit

Robert S. Feit
Vice President — Law and co-Secretary